Exhibit 99.1

Contact:	Daniel M. Quinn	Paul W. Taylor
	President & Chief Executive Officer	E.V.P. & Chief Financial Officer
	1331 Seventeenth Street, Suite 300	1331 Seventeenth Street, Suite 300
	Denver, CO 80202	Denver, CO 80202
	303/313-6736	303/293-5563

FOR IMMEDIATE RELEASE:

Centennial Bank Holdings, Inc. Announces Third Quarter 2007 Financial Results

—  Company sells portfolio of nonperforming and classified loans

—  Board approves new 1.2 million share stock repurchase program

—  Company receives regulatory approval to merge subsidiaries into a single bank

Denver, Colorado, October 30, 2007 — Centennial Bank Holdings, Inc. (Nasdaq: CBHI) today reported third quarter 2007 net income of $1.5 million, or $0.03 per basic and diluted share, compared to third quarter 2006 net income of $5.8 million, or $0.10 per basic and diluted share. The decrease in third quarter 2007 net income as compared to the same period last year is primarily due to a $6.5 million increase in the provision for loan losses. Excluding after-tax intangible asset amortization of $1.3 million, third quarter 2007 cash net earnings were $2.8 million, or $0.05 per basic and diluted share, compared to third quarter 2006 cash net earnings of $7.6 million, or $0.13 per basic and diluted share.

As a result of the company’s adoption of a more aggressive credit management philosophy during the second quarter 2007, including the implementation of an accelerated disposition strategy regarding problem credits, the company entered into a definitive agreement on October 26, 2007 to sell a portfolio of nonperforming and classified loans.  The company expects to close the loan sale on October 31, 2007. This loan sale is further discussed in the Asset Quality section below. Certain details of the sale are illustrated in the table below (amounts in thousands):

Details for Loans Subject to Loan Sale	September 30, 2007
Book value of nonperforming loans prior to classification as held for sale	$20,482
Book value of other classified loans prior to classification as held for sale	27,404
Total book value of loans subject to loan sale prior to classification as held for sale	47,886
Less: Charge-off loans to market value	(16,427)
Loans held for sale	$31,459

Key Credit Quality Measures (excluding loans held for sale)	September 30, 2007	June 30, 2007
Nonperforming loans	$16,840	$35,637
Other real estate owned	3,401	1,385
Nonperforming assets	$20,241	$37,022

Nonperforming assets to total assets	0.77%	1.40%
Nonperforming loans to loans, net of unearned discount	0.93%	1.88%
Allowance for loan losses to nonperforming loans	142.39%	99.88%

Dan Quinn, Centennial Bank Holdings President and CEO, stated, “This loan sale is an important step in the overall strategic repositioning of Centennial Bank Holdings.  We began this effort in the first quarter of last year with a plan to improve profitability and reduce overall enterprise risk.  The major elements of this ongoing repositioning include reducing the credit risk in our portfolio, particularly our exposure to residential real estate in Northern Colorado; improving credit administration; improving the mix of our overall funding; bringing our efficiency ratio in line with that of our peers; using excess capital to repurchase stock; and streamlining the company to better serve our customers.  We believe that the results of the third quarter reflect good progress on these initiatives.”

Regarding the loan sale’s impact, Mr. Quinn stated, “The loans held for sale are primarily real estate loans in Northern Colorado, an area which has had a higher concentration of loan risk for the company.  The loan sale helps mitigate this risk significantly, including facilitating the continued reduction of our residential construction and land development loans.  Year-to-date, we have reduced our construction and land development loan exposure (both residential and commercial) by $137 million, making up 16% of our total loan portfolio versus 22% at December 31, 2006.”

The company’s results for the first nine months of 2007 declined compared to the same period last year. For the year-to-date period ending September 30, 2007, net income was $0.1 million, or less than a penny per basic and diluted share compared to net income of $19.0 million, or $0.33 per basic and diluted share for the same period in 2006. Cash net income for the first nine months of 2007 was $4.2 million, or $0.08 per basic and diluted share excluding after-tax intangible asset amortization of $4.1 million.

The primary drivers for the decrease in year-to-date 2007 net income over the same period last year are a $20.0 million increase in the provision for loan losses over the prior year, as well as a $6.5 million charge in the second quarter 2007 related to the settlement of a lawsuit.

The comparability of the company’s year-to-date financial information is also affected by the sale of Collegiate Peaks Bank on November 1, 2006, which had been classified as held for sale, as well as the discontinuation of the company’s residential mortgage group at the end of the third quarter 2006.

Key Financial Measures

	Quarter Ended			Nine Months Ended
	September 30, 2007	June 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Earnings (loss) per share-basic & diluted	$0.03	$(0.13)	$0.10	$0.00	$0.33
Cash earnings (loss) per share-basic & diluted	$0.05	$(0.10)	$0.13	$0.08	$0.42
Return on average assets	0.23%	(1.03)%	0.81%	0.01%	0.88%
Return on tangible average assets (cash)	0.51%	(0.98)%	1.25%	0.25%	1.34%
Net Interest Margin	4.82%	5.00%	5.34%	4.99%	5.43%
Net Interest Margin, fully tax equivalent	4.97%	5.15%	5.51%	5.10%	5.56%
Efficiency Ratio	57.66%	89.02%	61.86%	69.88%	61.77%

Net Interest Income and Margin

	Quarter Ended			Nine Months Ended
	September 30, 2007	June 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
	(Dollars in thousands)
Net interest income	$25,236	$25,987	$28,995	$78,066	$88,290
Interest rate spread	3.84%	3.98%	4.45%	4.00%	4.59%
Net interest margin	4.82%	5.00%	5.34%	4.99%	5.43%
Net interest margin, fully tax equivalent	4.97%	5.15%	5.51%	5.10%	5.56%

The decrease in net interest income in the third quarter 2007 versus the third quarter 2006 is due to a $3.1 million unfavorable rate variance and a $0.7 million unfavorable volume variance. The unfavorable rate variance is primarily due to lower rates on loans and higher rates on time deposits.  The volume variance is due mainly to a $77.2 million decrease in average earning assets primarily attributable to a $75.2 million decrease in average loans.  The decline in loans was the result of a planned reduction in residential construction and land development loans.  The reclassification of loans held for sale as of September 30, 2007, had a minimal impact on yield.

Interest income in the third quarter 2007 decreased by $0.6 million over the second quarter 2007, and decreased by $3.1 million over the third quarter 2006.  The decrease over the same period in 2006 is due to both lower rates and a decline in average earning assets.  Year-to-date interest income is $4.8 million lower than the prior year. An $84.1 million decrease in average earning assets caused a $5.5 million unfavorable volume variance.  This was partially offset by a $0.7 million favorable rate variance, as the yield on earning assets increased by 2 basis points for the nine months ended September 30, 2007 as compared to the same period in 2006.

Interest expense in the third quarter 2007 was largely unchanged as compared to the second quarter 2007, and increased by $0.6 million over the third quarter 2006.  The cost of funds decreased by 4 basis points in the third quarter 2007 as compared to the prior quarter and increased by 31 basis points over the third quarter 2006.  The increase over the prior year third quarter is due mostly to a shift in the mix of funding sources and higher rates on time deposits. Continued rate competition and renewals of certificates of deposits at higher prevailing interest rates are primarily the cause.

For the nine months ended September 30, 2007, the company’s net interest spread decreased by 59 basis points and the net interest margin decreased by 44 basis points over the same period in 2006.  The difference in net interest margin as compared to the net interest spread is due primarily to the company’s continued high level of noninterest bearing deposits.  Noninterest bearing deposits averaged 24.6% of total deposits for the nine months ended September 30, 2007.

Noninterest Income

The following table presents noninterest income as of the dates indicated.

	Quarter Ended			Nine Months Ended
	September 30, 2007	June 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
	(In thousands)
Noninterest income:
Customer service and other fees	$2,390	$2,409	$3,015	$7,242	$8,640
Gain on sale of securities	—	—	6	—	1
Gain on sale of loans	—	—	229	3	774
Other	230	168	224	519	776
Total noninterest income	$2,620	$2,577	$3,474	$7,764	$10,191

Noninterest income remained relatively flat as compared to the prior quarter, but is down from the third quarter in 2006, due in part to the discontinuation of the company’s residential mortgage group at the end of the third quarter 2006.

Noninterest Expense

The following table presents noninterest expense as of the dates indicated.

	Quarter Ended			Nine Months Ended
	September 30, 2007	June 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
	(In thousands)
Noninterest expense:
Salaries and employee benefits	$9,039	$10,724	$12,006	$30,737	$35,523
Occupancy expense	1,855	2,056	1,891	6,032	5,937
Furniture and equipment	1,188	1,231	1,286	3,659	3,682
Amortization of intangible assets	2,143	2,195	2,858	6,533	8,855
Other general and administrative	3,980	11,416	4,901	19,548	15,689
Total noninterest expense	$18,205	$27,622	$22,942	$66,509	$69,686

Efficiency ratio	57.66%	89.02%	61.86%	69.88%	61.77%

The improvement in the efficiency ratio in the third quarter 2007 over the third quarter 2006 is due mostly to a $4.7 million decrease in noninterest expense, primarily in salary and employee benefits.  This reduction is due mainly to a continuing focus on determining each business unit’s appropriate level of staffing and managing to that level. Expenses related to year-end executive bonuses were reduced by $0.5 million in the third quarter 2007 as compared to the prior quarter. Further, there was a $0.4 million reduction in the third quarter 2007 for equity-based compensation expense as a result of a change in the estimate related to the performance criteria for the performance-based restricted stock awards.

The significant decrease in noninterest expense in the third quarter 2007 over the second quarter 2007 is mostly due to two second quarter charges.  First, there was a $6.5 million charge for the settlement of the Barnes litigation, as well as a $1.0 million charge for the merger of the company’s subsidiary banks.  Excluding these two charges, noninterest expense would have declined by $1.9 million over the prior quarter, primarily due to decreases in salary and employee benefit costs.

For the nine-month period ended September 30, 2007, overall noninterest expense decreased by $3.1 million, or 4.5% over the same period in 2006. The decrease is mostly due to lower salaries, lower professional fees and lower amortization costs on intangible assets. These decreases were partly offset by the two second quarter 2007 charges explained above. Without these two charges, noninterest expense would have been approximately $10.6 million lower than the prior year.  The higher year-to-date efficiency ratio is due mainly to lower net interest income in the denominator of the efficiency ratio.

Balance Sheet

At September 30, 2007, the company had total assets of $2.6 billion, or $23.6 million less than the total assets at June 30, 2007, and $269.5 million less than total assets at September 30, 2006.  The sale of Collegiate Peaks Bank accounted for $99.5 million of the decrease in total assets from September 30, 2006.

	September 30, 2007	June 30, 2007	% Change	September 30, 2006	% Change
	(In thousands)
Loans, net of unearned discount	$1,819,188	$1,893,440	(3.9)%	$1,979,406	(8.1)%
Loans held for sale	31,459	—	n/a	2,100	1,398.1%
Allowance for loan losses	(23,979)	(35,594)	(32.6)%	(25,977)	(7.7)%
Total assets	2,617,153	2,640,732	(0.9)%	2,886,647	(9.3)%
Average assets, quarter-to-date	2,626,913	2,654,637	(1.0)%	2,850,781	(7.9)%
Total deposits	1,915,932	1,938,412	(1.2)%	1,968,264	(2.7)%

The impact of the loan sale was to decrease overall loans by $47.9 million over the prior quarter.  The loan sale was one of the primary causes for the overall $74.3 million reduction in loans, net of unearned discount, at September 30, 2007 as compared to June 30, 2007.  Further, loans, net of unearned discount, were $128.3 million less at September 30, 2007, than at December 31, 2006, due mostly to the company’s continued employment of its strategy to reduce the concentration of residential construction and land development loans. Partially offsetting this decrease is an increase in middle-market and energy loans. The September 30, 2007 energy and middle-market loan portfolio balances have grown $96.1 million from December 31, 2006, while total residential and commercial construction and land development loans decreased by $136.9 million.

The balances of total residential and commercial construction and land development loans were as follows:

	September 30, 2007	June 30, 2007	December 31, 2006	December 31, 2005
	(Dollars in thousands)
Construction and Land Development:
Loan balances - Northern Colorado	$100,817	$125,774	$206,414	$279,361
Loan balances - All Other	189,774	196,207	221,051	251,355
Total Construction and Land Development Loans not held for sale	$290,591	$321,981	$427,465	$530,716
Percent of Total Loan Portfolio	16%	17%	22%	26%

At the end of the third quarter 2007, average deposits were $1.9 billion, reflecting only a slight decrease of $3.7 million from June 30, 2007, and a decrease of $38.6 million from September 30, 2006.  These decreases are due in part to the volatility in our commercial and public deposit base.  Total deposits at September 30, 2007 decreased by $22.5 million from June 30, 2007, primarily due to a $29.3 million decline in time deposits.  Core deposits remained relatively stable as compared to the prior quarter with a $6.9 million increase to $1.4 billion at September 30, 2007 as compared to June 30, 2007.

Asset Quality

The following table presents selected asset quality data (excluding loans held for sale) as of the dates indicated.

	September 30, 2007	June 30, 2007	March 31, 2007	December 31, 2006	September 30, 2006
	(Dollars in thousands)
Nonaccrual loans	$16,831	$35,515	$31,940	$32,852	$26,812
Accruing loans past due 90 days or more	9	122	323	3	396

Total nonperforming loans (NPLs)	16,840	35,637	32,263	32,855	27,208
Other real estate owned	3,401	1,385	861	1,207	5,090

Total nonperforming assets (NPAs)	$20,241	$37,022	$33,124	$34,062	$32,298

Allowance for loan losses	$23,979	$35,594	$27,492	$27,899	$25,977

Selected ratios:
NPLs to loans, net of unearned discount	0.93%	1.88%	1.71%	1.69%	1.37%
NPAs to total assets	0.77%	1.40%	1.23%	1.25%	1.12%
Allowance for loan losses to NPAs	118.47%	96.14%	83.00%	81.91%	80.43%
Allowance for loan losses to NPLs	142.39%	99.88%	85.21%	84.92%	95.48%
Allowance for loan losses to loans, net of unearned discount	1.32%	1.88%	1.46%	1.43%	1.31%

At September 30, 2007, the company had $16.8 million of total nonperforming loans as compared to $35.6 million at June 30, 2007. Three loan relationships comprised approximately 53% of the total nonperforming loans at September 30, 2007.

The decrease in nonperforming loans over the prior quarter was mostly due to the sale of a portfolio of nonperforming and classified loans. Because the loan sale agreement was signed on October 26, 2007, these loans have been classified as held for sale effective September 30, 2007 and written down to their estimated market value.

The company took a third quarter 2007 provision for loan losses of $8.0 million, compared to $12.8 million in the second quarter 2007 and $1.6 million in the third quarter 2006. A significant portion of the third quarter provision for loan losses is due to the company’s decision to sell a large portion of its nonperforming and classified credits in a bulk sale, rather than continuing to work each credit individually.

The company’s aggressive credit management strategy, combined with a further decline in the residential real estate market, led to increased net charge-offs in the third quarter 2007. Net charge-

offs for the third quarter were $19.6 million, as compared to $4.7 million in the second quarter 2007 and $1.6 million in the third quarter 2006.  $16.4 million of the charge-offs in the third quarter is due to partial charge-offs of nonperforming and classified loans in Northern Colorado prior to reclassifying these loans as held for sale.

Mr. Quinn stated, “Following the loan sale, we believe that our nonperforming asset portfolio is of a manageable size that allows us to continue our focus on improving asset quality.  Nonperforming assets fell by $17 million at the end of the third quarter, or 45%, from the previous quarter.  Total impaired loans decreased by $38 million to $17 million at the end of the third quarter as compared to the second quarter, a decrease of 69%.  Further, the allowance for loan losses to nonperforming loans has increased to 142% at the end of the third quarter, as compared to 85% at the beginning of the year.  Barring any material decline in economic and business conditions, we expect our nonperforming assets to remain relatively flat through year end and into 2008.”

The allowance for loan losses to total loans outstanding was 1.32% at September 30, 2007, as compared to 1.88% at June 30, 2007 and 1.31% at September 30, 2006.

New Stock Repurchase Program

In October 2007, the Board of Directors of the company approved a new stock repurchase program, authorizing the repurchase of up to 1,200,000 shares of the company’s stock over the next twelve months. Prior to this new authorization, the company had 1,415,100 shares remaining under its previously existing stock repurchase program.  Under both programs, the company is authorized to repurchase up to 2,615,100 shares of the company’s common stock.  The shares will be acquired from time to time either in the open market or in privately negotiated transactions in accordance with applicable regulations of the Securities and Exchange Commission. During the third quarter 2007, the company repurchased 930,338 shares at a cost of $6.1 million, or an average price of $6.54 per share. Cumulative shares repurchased for the nine-months ended September 30, 2007 are 3,352,885 at a cost of $26.9 million, or an average price of $8.02 per share. As of September 30, 2007, the company had 53,870,812 shares outstanding, including 1,651,344 shares of unvested stock awards.

Merger of Subsidiary Banks

In September 2007, the company received both federal and state regulatory approval with respect to the previously announced merger of the company’s subsidiary banks, Guaranty Bank & Trust Company and Centennial Bank of the West.  The company expects to consummate the merger by the end of 2007.

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures, cash net income (loss) and cash earnings (loss) per share, which exclude the after-tax impact of intangible asset amortization expense, and return on average tangible assets (cash), which excludes the after-tax impact of intangible asset amortization expense and average intangible assets.  The company discloses these non-GAAP financial measures to provide meaningful supplemental information regarding the company’s operational performance and to enhance investors’ overall understanding of the company’s core financial performance.  Management believes that these non-GAAP financial measures allow for additional transparency and are used by some investors, analysts and other users of the company’s financial information as performance measures.  These non-GAAP financial measures are presented for supplemental informational purposes only for understanding the company’s operating results and should not be considered a substitute for financial information presented in accordance with GAAP.  These non-GAAP financial measures presented by the company may be different from non-GAAP financial measures used by other companies.

Non-GAAP Table

	Quarter Ended			Nine Months Ended
	September 30, 2007	June 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
	(In thousands, except per share data)
GAAP net income (loss)	$1,503	$(6,794)	$5,820	$118	$18,975
Add: Amortization of intangible assets	2,143	2,195	2,858	6,533	8,855
Less: Income tax effect	(815)	(834)	(1,086)	(2,483)	(3,366)
Cash net income (loss)	$2,831	$(5,433)	$7,592	$4,168	$24,464

Weighted average shares — diluted	52,742	53,426	57,499	53,771	58,394

Earnings (loss) per share — diluted	$0.03	$(0.13)	$0.10	$0.00	$0.33
Add: Amortization of intangible assets (after tax effect)	0.02	0.03	0.03	0.08	0.09
Cash earnings (loss) per share	$0.05	$(0.10)	$0.13	$0.08	$0.42

Return on average tangible assets (cash)
Cash net income (loss)	$2,831	$(5,433)	$7,592	$4,168	$24,464

Total average assets	$2,626,913	$2,654,637	$2,850,781	$2,656,329	$2,873,531
Less average intangible assets	(429,045)	(431,220)	(437,289)	(431,262)	(441,002)
Average tangible assets	$2,197,868	$2,223,417	$2,413,492	$2,225,067	$2,432,529

Return on average assets -GAAP net income divided by total average assets	0.23%	(1.03)%	0.81%	0.01%	0.88%

Return on average tangible assets (cash) - cash net income divided by average tangible assets	0.51%	(0.98)%	1.25%	0.25%	1.34%

About Centennial Bank Holdings, Inc.

Centennial Bank Holdings, Inc. is a bank holding company that operates 36 branches in Colorado through its two bank subsidiaries, Centennial Bank of the West and Guaranty Bank & Trust Company. The company provides banking and other financial services including real estate, construction, commercial and industrial, energy, consumer and agricultural loans throughout its targeted Colorado markets to consumers and small to medium-sized businesses, including the owners and employees of those businesses.  Centennial Bank of the West also provides trust services, including personal trust administration, estate settlement, investment management accounts and self-directed IRAs.  More information about Centennial Bank Holdings, Inc. can be found at www.cbhi.com.

Forward-Looking Statements

Certain statements contained in this press release, including, without limitation, statements containing the words “believes”, “anticipates”, “intends”, “expects”, and words of similar import, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, the following: general economic and business conditions in those areas in which the company operates; demographic changes; competition; fluctuations in interest rates; continued ability to attract and employ qualified personnel; costs and uncertainties related to the outcome of pending litigation; changes in business strategy or development plans; changes that occur in the securities markets; changes in governmental legislation or regulation; changes in credit quality; the availability of capital to fund the expansion of the company’s business; economic, political and global changes arising from natural disasters; the war on terrorism; conflicts in the Middle East; and additional “Risk Factors” referenced in the company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as supplemented from time to time.  When relying on forward-looking statements to make decisions with respect to the company, investors and others are cautioned to consider these and other risks and uncertainties.  The company can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made.  The forward-looking statements are made as of the date of this press release, and the company does not intend, and assumes no obligation, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

CENTENNIAL BANK HOLDINGS, INC. AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

	September 30, 2007	June 30, 2007	March 31, 2007	December 31, 2006
	(In thousands, except per share data)
Assets
Cash and due from banks	$51,083	$48,255	$68,639	$45,409
Federal funds sold	3,457	4,200	25,431	4,211
Cash and cash equivalents	54,540	52,455	94,070	49,620

Securities available for sale, at fair value	143,266	143,879	149,631	157,260
Securities held to maturity (fair value of $11,352, $11,731, $11,122, and $11,157 respectively)	11,555	12,160	11,179	11,217
Bank stocks, at cost	32,328	32,176	31,995	31,845
Total investments	187,149	188,215	192,805	200,322

Loans, net of unearned discount	1,819,188	1,893,440	1,886,613	1,947,487
Less allowance for loan losses	(23,979)	(35,594)	(27,492)	(27,899)
Net loans	1,795,209	1,857,846	1,859,121	1,919,588

Loans held for sale	31,459	—	—	—
Premises and equipment, net	71,240	72,046	73,599	74,166
Other real estate owned and foreclosed assets	3,401	1,385	861	1,207
Goodwill	392,958	392,958	392,958	392,958
Other intangible assets, net	35,066	37,209	39,404	41,599
Other assets	46,131	38,618	40,566	41,140
Total assets	$2,617,153	$2,640,732	$2,693,384	$2,720,600

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand	$464,446	$472,777	$519,951	$517,612
Interest-bearing demand	817,927	798,289	789,921	777,579
Savings	73,054	77,508	81,689	87,265
Time	560,505	589,838	580,308	577,649
Total deposits	1,915,932	1,938,412	1,971,869	1,960,105
Securities sold under agreements to repurchase and federal fund purchases	17,910	37,391	34,695	25,469
Borrowings	51,062	26,030	29,804	67,632
Subordinated debentures	41,239	41,239	41,239	41,239
Interest payable and other liabilities	28,354	29,970	34,680	36,696
Total liabilities	2,054,497	2,073,042	2,112,287	2,131,141

Stockholders’ equity:
Common stock	64	64	64	64
Additional paid-in capital	616,861	616,447	615,356	614,489
Shares to be issued for deferred compensation obligations	551	562	798	775
Retained earnings	43,014	41,511	48,305	42,896
Accumulated other comprehensive income (loss)	(1,401)	(522)	680	809
Treasury Stock	(96,433)	(90,372)	(84,106)	(69,574)
Total stockholders’ equity	562,656	567,690	581,097	589,459
Total liabilities and stockholders’ equity	$2,617,153	$2,640,732	$2,693,384	$2,720,600

CENTENNIAL BANK HOLDINGS, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

	Three Months Ended			Nine Months Ended September 30,
	September 30, 2007	June 30, 2007	September 30, 2006	2007	2006
	(In thousands, except per share data)
Interest income:
Loans, including fees	$38,369	$39,087	$41,427	$117,194	$122,592
Investment securities:
Taxable	617	608	713	1,846	2,207
Tax-exempt	1,343	1,336	1,454	4,091	3,420
Dividends	490	459	485	1,424	1,345
Federal funds sold and other	265	213	145	592	336
Total interest income	41,084	41,703	44,224	125,147	129,900
Interest expense:
Deposits	13,933	13,738	12,283	41,017	33,963
Federal funds purchased and repurchase agreements	428	448	351	1,177	905
Borrowings	543	592	1,623	2,073	4,022
Subordinated debentures	944	938	972	2,814	2,720
Total interest expense	15,848	15,716	15,229	47,081	41,610
Net interest income	25,236	25,987	28,995	78,066	88,290
Provision for loan losses	8,026	12,766	1,566	21,641	1,566
Net interest income, after provision for loan losses	17,210	13,221	27,429	56,425	86,724
Noninterest income:
Customer service and other fees	2,390	2,409	3,015	7,242	8,640
Gain on sale of securities	—	—	6	—	1
Gain on sale of loans	—	—	229	3	774
Other	230	168	224	519	776
Total noninterest income	2,620	2,577	3,474	7,764	10,191
Noninterest expense:
Salaries and employee benefits	9,039	10,724	12,006	30,737	35,523
Occupancy expense	1,855	2,056	1,891	6,032	5,937
Furniture and equipment	1,188	1,231	1,286	3,659	3,682
Amortization of intangible assets	2,143	2,195	2,858	6,533	8,855
Other general and administrative	3,980	11,416	4,901	19,548	15,689
Total noninterest expense	18,205	27,622	22,942	66,509	69,686
Income (loss) before income taxes	1,625	(11,824)	7,961	(2,320)	27,229
Income tax expense (benefit)	122	(5,030)	2,521	(2,438)	9,123
Income (loss) from continuing operations	1,503	(6,794)	5,440	118	18,106
Income from discontinued operations, net of tax	—	—	380	—	869
Net income (loss)	$1,503	$(6,794)	$5,820	$118	$18,975

Earnings (loss) per share—basic:
Income (loss) from continuing operations	$0.03	$(0.13)	$0.10	—	$0.31
Income (loss) from discontinued operations, net of tax	—	—	—	—	0.02
Net income (loss)	0.03	(0.13)	0.10	—	0.33
Earnings (loss) per share—diluted:
Income (loss) from continuing operations	$0.03	$(0.13)	$0.10	—	$0.31
Income (loss) from discontinued operations, net of tax	—	—	—	—	0.02
Net income (loss)	0.03	(0.13)	0.10	—	0.33
Weighted average shares outstanding-basic	52,699,409	53,425,770	57,093,056	53,631,569	58,060,683
Weighted average shares outstanding-diluted	52,742,028	53,425,770	57,499,412	53,771,405	58,394,354

Centennial Bank Holdings, Inc. and Subsidiaries

Unaudited Consolidated Average Balance Sheets

	QTD Average			YTD Average
	September 30, 2007	June 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
	(In thousands)
Assets
Interest earning assets
Loans, net of unearned discount	$1,871,939	$1,882,840	$1,947,126	$1,888,013	$1,984,197
Securities	189,526	190,819	205,433	192,433	186,052
Other earning assets	16,326	11,282	2,388	10,769	5,054
Average earning assets	2,077,791	2,084,941	2,154,947	2,091,215	2,175,303
Other assets	549,122	569,696	695,834	565,114	698,228

Total average assets	$2,626,913	$2,654,637	$2,850,781	$2,656,329	$2,873,531

Liabilities and Stockholders’ Equity
Average liabilities:
Average deposits:
Noninterest-bearing deposits	$458,143	$478,520	$508,993	$473,214	$522,537
Interest-bearing deposits	1,460,366	1,443,719	1,448,149	1,450,853	1,465,917
Average deposits	1,918,509	1,922,239	1,957,142	1,924,067	1,988,454
Other interest-bearing liabilities	112,298	118,147	188,035	121,208	174,640
Other liabilities	26,848	32,603	110,275	31,332	110,580
Total average liabilities	2,057,655	2,072,989	2,255,452	2,076,607	2,273,674
Average stockholders’ equity	569,258	581,648	595,329	579,722	599,857
Total average liabilities and stockholders’ equity	$2,626,913	$2,654,637	$2,850,781	$2,656,329	$2,873,531

CENTENNIAL BANK HOLDINGS, INC. AND SUBSIDIARIES

Unaudited Credit Quality Measures (excluding loans held for sale)

	Quarter Ended
	September 30, 2007	June 30, 2007	March 31, 2007	December 31, 2006	September 30, 2006
	(Dollars in thousands)
Nonaccrual loans	$16,831	$35,515	$31,940	$32,852	$26,812
Accruing loans past due 90 days or more	9	122	323	3	396
Other real estate owned	3,401	1,385	861	1,207	5,090
Total nonperforming assets	$20,241	$37,022	$33,124	$34,062	$32,298

Nonperforming loans	$16,840	$35,637	$32,263	$32,855	$27,208
Other impaired loans	510	20,208	8,079	5,978	17,076
Total impaired loans	17,350	55,845	40,342	38,833	44,284
Allocated allowance for loan losses	(4,028)	(14,113)	(7,673)	(8,028)	(6,468)
Net investment in impaired loans	$13,322	$41,732	$32,669	$30,805	$37,816

Charged-off loans	$20,079	$5,473	$1,692	$1,088	$1,736
Recoveries	(438)	(809)	(436)	(366)	(177)
Net charge-offs	$19,641	$4,664	$1,256	$722	$1,559

Provision for loan losses	$8,026	$12,766	$849	$2,641	$2,239

Allowance for loan losses	$23,979	$35,594	$27,492	$27,899	$25,977
Allowance on unfunded commitments	586	610	572	411	328
Total allowance for credit losses	$24,565	$36,204	$28,064	$28,310	$26,305

Allowance for loan losses to loans, net of unearned discount	1.32%	1.88%	1.46%	1.43%	1.31%
Allowance for loan losses to nonaccrual loans	142.47%	100.22%	86.07%	84.92%	96.89%
Allowance for loan losses to nonperforming assets	118.47%	96.14%	83.00%	81.91%	80.43%
Allowance for loan losses to nonperforming loans	142.39%	99.88%	85.21%	84.92%	95.48%

Nonperforming assets to loans, net of unearned discount, and other real estate owned	1.11%	1.96%	1.76%	1.75%	1.63%
Annualized net charge-offs to average loans	4.16%	0.99%	0.27%	0.15%	0.32%
Nonaccrual loans to loans, net of unearned discount	0.93%	1.88%	1.69%	1.69%	1.35%